Exhibit 99.1

Meta Materials and Lincoln Park Capital Fund Enter into a Common Stock Purchase Agreement for up to $50 Million

The agreement allows META to sell shares to Lincoln Park over a 30-month period at the Company’s sole discretion

HALIFAX, NS / ACCESSWIRE / September 11, 2023 / Meta Materials Inc. (the “Company” or “META”) (Nasdaq: MMAT), a leader in advanced materials and nanotechnology, today announced it has entered into a common stock purchase agreement (the “Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor.

Subject to the terms and conditions of the Agreement, META has the right to sell, and LPC has committed to purchase, up to an aggregate of US$50 million of shares of the Company’s common stock over a 30-month period at prices that are based on the prevailing market price at the time of each sale to LPC. META, in its sole discretion, controls the timing and amount of all sales of its common stock under the Agreement, subject to various limitations contained in the Agreement, including those under the Nasdaq listing rules. There are no upper limits to the price per share LPC may pay and LPC has agreed not to enter into or effect any direct or indirect short selling or hedging of META’s common stock. There are no warrants, derivatives, or other share classes associated with this transaction.

“We are pleased to enter into this agreement with LPC, providing META with access to up to $50 million in capital, at our discretion, in an efficient manner,” said George Palikaras, Chief Executive Officer and President of Meta Materials Inc. “We believe that maintaining financial flexibility will allow us to remain focused on expanding our capabilities to support the development of next-generation solutions in key markets, and commercializing our extensive portfolio of nanotechnology and advanced material patents and products through strategic partnerships.”

META has the right to terminate the Agreement at any time at no cost or penalty. As consideration for LPC’s obligation to purchase shares of common stock from META, META has agreed to pay an aggregate of $1 million to LPC as a commitment fee, made in two payments.

A description of the Agreement is set forth in the Company's Current Report on Form 8-K, which the Company filed with the SEC on September 11, 2023.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The offering of the securities described in this press release is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-268282) (the “Registration Statement”), and the related base prospectus included in the Registration Statement, as supplemented by a prospectus supplement to be filed with the SEC on or about September 11, 2023. Copies of the prospectus supplement and accompanying prospectus may be obtained when filed with the SEC at the SEC’s website at www.sec.gov.

About Meta Materials Inc.

Meta Materials Inc. (META) is an advanced materials and nanotechnology company. We develop new products and technologies using innovative sustainable science. Advanced materials can improve everyday products that surround us, making them smarter and more sustainable. META® technology platforms enable global brands to develop new products to improve performance for customers in aerospace and defense, consumer electronics,

5G communications, batteries, authentication, automotive and clean energy. Learn more at www.metamaterial.com.

Media Inquiries

Rob Stone
Vice President, Corporate Development and Communications
Meta Materials Inc.

media@metamaterial.com

Investor Contact

Mark Komonoski
Senior Vice President
Integrous Communications
Phone: 1-877-255-8483
Email: ir@metamaterial.com

Forward Looking Information

This press release includes forward-looking information or statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, regarding the Company, which may include, but are not limited to, statements with respect to the Agreement with LPC, the Company’s financing strategy, the ability of the Company to continue to meet the Nasdaq requirements to maintain a Nasdaq listing, the business strategies, product development, expansion plans and operational activities of the Company. Often but not always, forward-looking information can be identified by the use of words such as “pursuing”, “potential”, “predicts”, “projects”, “seeks”, “plans”, “expect”, “intends”, “anticipated”, “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “should”, “would” or “will” be taken, occur or be achieved. Such statements are based on the current expectations and views of future events of the management of the Company and are based on assumptions and subject to risks and uncertainties. Although the management of the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, the Company’s liquidity and capital resources and need to raise more capital and the ability to do so, the capabilities of our facilities and the expansion thereof, research and development projects of the Company, the total available market and market potential of the products of the Company, the market position of the Company, the scalability of the Company’s production ability, capacity for new customer engagements, material selection programs timeframes, the ability to reduce production costs, enhance metamaterials manufacturing capabilities and extend market reach into new applications and industries, the ability to accelerate commercialization plans, the possibility of new customer contracts, the continued engagement of our employees, the technology industry, market strategic and operational activities, and management’s ability to manage and to operate the business. More details about these and other risks that may impact the Company’s businesses are described under the heading “Forward-Looking Information” and under the heading “Risk Factors” in the Company’s Form 10-K filed with the SEC on March 23, 2023, in the Company’s Form 10-K/As filed with the SEC on March 24, 2023 and in the Company’s Form 10-Q filed with the SEC on August 9, 2023, and in subsequent filings made by Meta Materials with the SEC, which are available on SEC’s website at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ

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materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on any forward-looking statements or information. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by law.

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